Exhibit 99.1

Red Robin Gourmet Burgers Announces Filing of Registration Statement

Greenwood Village, CO — (BUSINESS WIRE) — November 3, 2003 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere, today announced the filing of a registration statement with the Securities and Exchange Commission for a proposed offering of 3,458,673 shares of common stock. The Company will offer 750,000 shares in the proposed offering, and selling stockholders will offer the remaining 2,708,673 shares. In addition, some of the selling stockholders have granted the underwriters an option to purchase up to an additional 518,801 shares for over-allotment purposes.

Banc of America Securities LLC and Wachovia Securities are serving as managing underwriters and joint bookrunners of the offering. U.S. Bancorp Piper Jaffray, SunTrust Robinson Humphrey, McDonald Investments Inc. and Harris Nesbitt Gerard are serving as co-managers for the offering.

When available, copies of the preliminary prospectus related to this offering may be obtained from:

Banc of America Securities

Capital Markets Operations (Prospectus Fulfillment)

DL-ProspectusDistribution@bofasecurities.com

646-733-4166

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. Red Robin currently owns and operates 113 restaurants in 14 states, and has 103 additional restaurants operating under franchise or license agreements in 18 states and Canada.

For further information contact:

Don Duffy/Tom Ryan

Integrated Corporate Relations

203-222-9013